Exhibit 99.1
OMNI BIO PHARMACEUTICAL, INC. AWARDED PATENT FOR
TREATING AND PREVENTING VIRAL INFECTION
Patent Covers a Novel Approach for Treating and Preventing Viral Infection, including HIV
Denver, Colo., November 23, 2010 — Omni Bio Pharmaceutical, Inc. (OTC BB: OMBP), today announced that U.S. Patent No.7,807,781, entitled “Inhibitors of Serine Protease Activity and Their Use in Methods and Compositions for Treatment of Viral Infections”, was issued by the United States Patent and Trademark Office (USPTO) on October 5, 2010 (the “New Patent”).
The New Patent is part of the technology licensed to Omni Bio related to one of its technology license agreements with the University of Colorado-Denver. The New Patent covers the treatment of human immunodeficiency virus-1 (HIV-1) using one or more of 18 new peptides made up of five linked amino acids, as well as, related modifications of these peptides. These peptides and peptide combinations may act by reducing or preventing the spread or progression of HIV infection, and such peptides and peptide combinations are related to alpha-1 antitrypsin (AAT), which has been used in the treatment of viral infections. Dr. Leland Shapiro, the principal investigator for studies in support of the New Patent, discovered that these new peptides may function to prevent the spread of HIV from one patient to another or from a pregnant female to her unborn child. Research regarding these peptides is ongoing in Dr. Shapiro’s laboratory.
“The issuance of this patent by the USPTO expands our proprietary technology platform and is an important milestone in developing innovative therapies to addresses potentially large and underserved markets,” commented Charles Dinarello, MD, Acting Chief Executive Officer of Omni Bio. “The focus of this patent demonstrates that AAT has the potential to address a variety of indications, first and foremost, HIV-1 infection, and opens a proprietary, new and unique frontier for the development of potential new therapeutics in a variety of areas including bacterial as well as viral disorders, biohazards, diabetes and transplant rejection.”
The New Patent will allow Omni Bio to develop treatments using the new peptides without a requirement to obtain additional licenses from third parties. In addition, these new peptides could qualify for the proposed FDA approval pathway for Biosimilar and Interchangeable Biological Products. This proposed process is expected to shorten the time needed for FDA approval if Omni Bio management decides to pursue the use of the new peptides in clinical studies for HIV-1 treatment.
Omni Bio’s licensed technology portfolio also includes another issued patent related to HIV-1 treatment, U.S. Patent No. 6,849,605 that is in the same patent family as the New Patent and was issued on February 1, 2005. Although both of these patents concern HIV-1 treatment, the coverage related to U.S. Patent No. 6,849,605 is for new uses for known agents, and does not cover the peptides reported in the New Patent.

About Omni Bio Pharmaceutical, Inc.
Omni Bio Pharmaceutical, Inc. (www.omnibiopharma.com) is an emerging biopharmaceutical company formed to acquire, license, and develop existing therapies for indications with substantial commercialization potential. Omni Bio’s core technology and pipeline are based on issued and pending patents licensed from the University of Colorado Denver (“UCD”) and a privately held corporation surrounding the broader therapeutic potential of currently marketed therapies. One of Omni Bio’s lead development programs is evaluating an FDA-approved, off-patent drug, AAT, for the treatment of Type 1 diabetes. Novel discoveries made at UCD indicate that AAT has the potential to address a variety of indications in the areas of bacterial and viral disorders, biohazards, diabetes and transplant rejection.
Omni Bio is led by Acting CEO Dr. Charles Dinarello, Professor of Medicine in the Division of Infectious Diseases at UCD. Dr. Dinarello is considered a founding father of cytokine biology. For additional information, please visit www.omnibiopharma.com.
Forward-Looking Statements
Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events, including the clinical trial. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Omni Bio Pharmaceutical, Inc.	Hayden IR
Edward C. Larkin, Chief Operating Officer	Brett Maas, Managing Partner
(720) 488-4708	(646) 536-7331
Email: brett@haydenir.com - or -
Cameron Donahue, Partner
(651) 653-1854
Email: cameron@haydenir.com